Sub-Item 77Q-2 for PEO N-SAR:

Section 16(a) Beneficial Ownership Reporting Compliance

Enrique R. Arzac and Kenneth J. Dale, directors for registrant, each inadvertently failed to file on a timely basis in January 2011 a Form 4 for the receipt of Deferred Stock Units of registrant pursuant to registrant's 2005 Equity Incentive Compensation Plan ("DSUs") from their election to defer their cash retainers for their 2011 Board service for such DSUs. Those transactions were subsequently reported by each of them on a Form 4 filed on January 31, 2011.